UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2011
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina (State or Other Jurisdiction of Incorporation)	000-28539 (Commission File Number)	56-1362926 (IRS Employer Identification No.)

13760 Noel Road, Suite 830 Dallas, Texas (Address of Principal Executive Offices)	75240 (Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     On June 10, 2011, DRI Corporation (the “Company”) received a letter (the “Notification Letter”) from the NASDAQ Stock Market (“NASDAQ”) notifying the Company that it no longer meets NASDAQ’s continued listing requirement under Listing Rule 5550(a)(2) (the “Bid Price Rule”). The Notification Letter states that the closing bid price of the Company’s common stock has been below $1.00 per share for 30 consecutive business days and that the Company is therefore not in compliance with the Bid Price Rule.
     The Notification Letter has no effect at this time on the listing of the Company’s common stock on the NASDAQ Capital Market, and the Company’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “TBUS.”
     The Notification Letter states that the Company will be afforded 180 calendar days, or until December 7, 2011, to regain compliance with the Bid Price Rule. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. If the Company does not regain compliance by December 7, 2011, NASDAQ will provide written notification to the Company that the Company’s common stock will be subject to delisting from the NASDAQ Capital Market. The Company may, however, be eligible for an additional grace period if it satisfies the initial listing standards (with the exception of the Bid Price Rule) for listing on the NASDAQ Capital Market. The Company may also appeal NASDAQ’s delisting determination to a NASDAQ Hearings Panel.
     The Company intends to actively monitor the bid price of its common stock and will consider available options to resolve the deficiency and regain compliance with the Bid Price Rule.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 16, 2011

DRI CORPORATION
By:	/s/ KATHLEEN B. OHER
Kathleen B. Oher
Vice President, Chief Financial Officer, Treasurer, and Secretary